Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Bill Smith Verilink Corporation 256.327.2204 bsmith@verilink.com

Gary W. Gray Verilink Corporation 510.771.3354 gary.gray@verilink.com

Verilink Provides Update on Integration Plan and Revenue Outlook

Company Announces Plan to Consolidate Engineering in Alignment with Strategy;
Estimates Savings of $1.6 – 1.9 Million Annually

Madison, AL – September 9, 2004 - Verilink Corporation (Nasdaq: VRLK), a leading provider of broadband access solutions, today announced a plan to consolidate engineering into two primary locations in alignment with its strategic plan and future product development initiatives.

As a result of the continuing integration planning process following acquisitions completed this year, the Company has established a plan to consolidate engineering into two locations focused on the execution of Verilink’s strategic plan. Verilink’s continuing engineering function for existing product lines will be based in Madison, AL and co-located with operations, testing, quality and sales administration for improved operational synergies. Engineering for the extension of the Company’s Orion 7400 Optical Ethernet product family, next-generation platform development and other product line support will be centralized in the Company’s Newark, CA facility.

“These changes represent an important milestone for our Company as we organize and position the Company for the future following our recent acquisitions,” said Leigh S. Belden, President and CEO of Verilink. “This plan will allow us to realize improved operating results, enhance our operational focus and execution, and contribute to Verilink’s GAAP profitability goals going forward. These enhancements are consistent with our strategy to become the provider of choice for next-generation broadband access solutions.”

In conjunction with these organizational changes, Verilink has promoted Todd Westbrook to the position of Executive Vice President, with responsibility over manufacturing, quality and customer care, and continuing product line engineering. “Todd’s experience and prior contributions to Verilink as Vice President of Operations make him well suited for this key role,” said Mr. Belden. “The alignment of resources under Todd’s leadership will enhance our ability to supply and support existing customers while ensuring that our

Madison operations, support and engineering are properly matched to market and business opportunities.”

As a result of recent weakness in the sector as well as a delay in orders from a carrier customer, the Company also announced today an update to its revenue outlook for the first quarter of fiscal 2005, which includes two months of revenue for Larscom. Verilink currently expects revenues for the quarter to decrease on a sequential basis by 5% to 10% from revenue recorded in the fourth quarter of fiscal 2004 of $13.9 million. As a result, the Company expects a loss for the quarter, both as reported under generally accepted accounting principles (GAAP) and on a non-GAAP basis excluding acquisition-related charges.

In connection with the engineering consolidation plan, the Company will close its Santa Barbara, CA office and will transition engineering currently located in Aurora, CO to the appropriate facility in either Madison, AL or Newark, CA. As a result, a reduction in force of approximately 5% will be effected. These actions are expected to be concluded by November 30, 2004, and will result in total charges of approximately $700,000 to be taken in the Company’s first and second quarters of fiscal 2005, which is expected to include cash charges of $500,000 for one-time termination benefits for departing personnel and $200,000 for other costs related to office relocation and resource re-alignment. The annual savings associated with this plan to consolidate engineering resources is expected to be in the range of $1.6 to $1.9 million when fully implemented.

As previously announced, Verilink has completed the transition and consolidation of manufacturing operations for XEL products and administrative functions into its facility located in Madison, AL. Verilink is currently in the process of planning and implementing the transition of manufacturing operations and administrative functions for Larscom into its Madison facility, which is expected to be completed by the end of calendar year 2004.

The Company will provide additional information at its regularly scheduled quarterly conference call in October 2004, the date and time of which will be announced in a separate press release.

About Verilink Corporation

Verilink provides customer premises voice and data access solutions to service providers, strategic partners and enterprise customers on a worldwide basis. Verilink is a market leader in voice over packet and voice over TDM IAD solutions including VoIP, VoDSL and VoATM. Data only offerings include access routers, probes, CSU/DSUs, DACS and network monitoring solutions. Verilink’s turnkey service solutions empower carriers with the flexibility to provide integrated services regardless of network technology. Verilink stock trades on the NASDAQ market under the symbol VRLK. To learn more about Verilink, visit the website at http://www.verilink.com.

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Verilink and the Verilink logo are registered trademarks of Verilink Corporation.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected charges and cost savings associated with the engineering consolidation, and Verilink’s anticipated results for the first fiscal quarter of 2005. Such statements are based upon the current beliefs and expectations of Verilink’s management and are subject to risks and uncertainties that may cause the Company’s actual results to differ materially from the forward-looking statements included herein. Certain of these risks and uncertainties include, among other things: industry and economic conditions; changes in forecasts and orders provided by Verilink’s customers and the financial strength of such customers; the ability to successfully integrate acquisitions and achieve expected synergies; unforeseen costs and expenses associated with the consolidation plan or changes in the implementation of the plan; the ability to successfully consolidate facilities and operations; and the ability to achieve anticipated cost savings; and the risk factors identified in Verilink’s Form S-3 Registration Statement filed with the Securities and Exchange Commission on August 30, 2004. These forward-looking statements speak only as of the date hereof. Verilink disclaims any intention or obligation to update or revise any forward-looking statements.